John Wiley & Sons, Inc. Insider Trading Policy Effective 3.22.2024 1 John Wiley and Sons, Inc. INSIDER TRADING POLICY I. Objective, Scope and Applicability As a public company, John Wiley & Sons, Inc. (the “Company”) is subject to various federal and state laws and regulations governing trading in its securities. One of the principal purposes of the federal securities laws is to prohibit "Insider Trading." Preventing Insider Trading is not only necessary to comply with securities laws, but it also serves to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company. The Company depends upon the conduct and diligence of colleagues, officers and directors affiliated with the Company, and their respective Family Members who have access to Material Non-public Information concerning the Company (“Covered Persons”) to ensure full compliance with this Policy. All initial-capped terms are defined in this Policy under Section III below or throughout the Policy. This Policy applies to the Covered Persons and provides procedures and guidelines with respect to transactions in the Company’s securities, the protection of Material Non-Public Information, and expected standards of conduct. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and how transactions by these entities should be treated, for the purposes of this Policy and applicable securities laws, as if they were for the individual’s own account. Violation of the laws contained within this Policy may result in severe consequences to both the Company and the individual. Insider Trading occurs when a person purchases, sells, gives away or otherwise trades in the Company's securities while in possession of Material Non-public Information. The prohibitions against Insider Trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is Material and Non-public. The prohibitions would also apply to all Covered Persons who buy or sell securities on the basis of Material Non-public Information that they have obtained about the Company’s customers, suppliers, partners, competitors, or other companies with which the Company has contractual relationships or may be negotiating transactions. Questions regarding the Policy should be directed to the Company’s Corporate Secretary or General Counsel. II. Definitions "Family Member” - A person, including a spouse, who resides with a director, officer, or colleague, anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose Securities Transactions are directed by such person or are subject to such person’s influence or control. “Insider” – An Insider is an officer, director, or colleagues of the Company and anyone else who regardless of their actual knowledge of Material Non-Public Information, is in a position that they are considered to typically have access to such information. "Material Information" – Material Information means any information concerning the business and operations of the Company which could influence reasonable investors to buy, sell, or hold the

John Wiley & Sons, Inc. Insider Trading Policy Effective 3.22.2024 2 Company's securities. Some examples of information that may be material include: A. announcements of earnings and/or minimum quarterly distributions; B. monthly financial results, financial forecasts (especially earnings estimates); C. changes in previously disclosed financial information; D. significant write-downs in assets or increases in reserves; E. material liquidity issues; F. changes in earnings estimates or unusual gains or losses in major operations; G. significant capital projects or new major contracts; H. mergers, acquisitions, tender offers or divestments; I. extraordinary borrowings; J. cybersecurity risks and incidents, including vulnerabilities and breaches; K. changes in debt ratings; L. technological breakthroughs; M. major marketing changes; N. major litigation, governmental investigations, criminal actions, or indictments and any collateral consequences; O. significant changes in the Company’s management or board of directors; P. programs for the repurchase of securities by the Company or proposed issuances of new securities; and Q. casualty losses if the casualty could have a significant financial effect. If you are unsure whether information could be considered material, or if you have any other question regarding whether to refrain from trading in the Company’s securities, you should consult the Corporate Secretary. “Non-public" – Insider Trading prohibitions come into play only when you possess information that is material and "non-public." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. “Securities Transactions” – All trading (purchasing, selling or offering to purchase or sell) or other transactions in the Company's securities, including common stock and any other security the Company may issue, such as preferred stock, notes, bonds and convertible securities, and transactions in the Company's Stock under any incentive plans, such as restricted units, and/or the exercise of options. “Section 16 Individuals” – Each member of the Company’s Board of Directors (the “Board”) and those officers of the Company designated by the Board as Section 16 officers, and their Family Members. Section 16 Individuals are subject to the"short-swing" trading and disclosure rules promulgated under

John Wiley & Sons, Inc. Insider Trading Policy Effective 3.22.2024 3 Section 16 of the Securities and Exchange Act of 1934, as amended (“SEC”). "Tipping" – Tipping occurs when a director, officer, or colleague who learns of Material Non-public Information communicates it to another person (other than another Company director, officer, or colleague or authorized Company representative who has a legitimate and clear need to know). If that other person (including Family Members, friends, etc.) engages in a Securities Transaction, both the director, officer, or colleague and the other person may be held liable. III. The Policy A. General Prohibition on Insider Trading No Covered Person shall engage in any Securities Transactions while in possession of Material Non- public Information ("Insider Trading"). No Covered Person shall engage in any transaction involving the purchase or sale of another company’s securities while in possession of Material Non-public Information about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company and for which there is a relationship of trust and confidence concerning the information. The Insider Trading prohibitions do not apply to the surrender of shares to the Company used to satisfy any tax withholding obligations arising from the exercise of stock options or vesting of shares in a manner permitted by the applicable equity award agreement, that in each case do not involve a market sale of the Company’s securities or Securities Transactions made pursuant to a plan which meets the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”). For more information about 10b5-1 Plans, see Section IV. H. below. B. Prohibition on Tipping Information to Others Covered Persons may not disclose any Material Non-public Information concerning the Company or make any recommendations or express opinions on the basis of Material Non-public Information to any other persons or entities, including Family Members and friends. This prohibition applies whether or not the Covered Person receives any benefit from the use of that information by the other person or entity. C. Confidentiality of Material Non-Public Information Material Non-public Information relating to the Company is the property of the Company and unauthorized disclosure of such information is prohibited. If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Corporate Secretary or in accordance with the Wiley Corporate Communications Policy.pdf (sharepoint.com). Responding to a request yourself may violate this Policy and, in certain circumstances, the law. D. Pre-Clearance of Securities Transactions Directors and colleagues of the Company fall within one of two groups for purposes of this Policy. The process to be followed for each group is set forth below: i. Section 16 Individuals and Designated Colleagues Section 16 Individuals come in contact with Material Non-public Information on a continuing and frequent basis.

John Wiley & Sons, Inc. Insider Trading Policy Effective 3.22.2024 4 Designated Colleagues are other colleagues (i.e., not including Section 16 Individuals) who come into contact with Material Non-public Information on a continuing and frequent basis due to the nature of their job duties. For the protection of these Section 16 Individuals and Designated Colleagues and to protect the Company, all individuals in this group are considered Insiders and must pre-clear all Securities Transactions with the Corporate Secretary and/or other persons designated by the Corporate Secretary from time to time, prior to executing the transaction. Insiders will be notified in writing by the Corporate Secretary or their designee that they are a member of the group. ii. Other Colleagues Occasionally, because of their involvement in special projects or otherwise, other colleagues also may come into possession of Material Non-public Information (or information that could become Material Non- public Information with the passage of time). E. Trading Windows The Insiders may only engage in Securities Transactions during an open trading window (a “Trading Window”) or pursuant to a 10b5-1 Plan. The Corporate Secretary will determine the commencement date and length of each Trading Window. However, the Trading Window typically commences at the close of business on the second business day following the Earnings Call for the respective quarter and closes approximately 10 (ten) calendar days prior to the current quarter end date. Engaging in Securities Transactions during a Trading Window should not be considered a "safe harbor," and Insiders should use good judgment at all times to make sure that their Securities Transactions are not affected while they are in possession of Material Non-public Information concerning the Company, in addition to obtaining required pre-clearance. From time to time, the Company may also require that all or certain colleagues refrain from engaging in Securities Transactions for a specified period of time due to Material Information known to such colleagues and not yet disclosed to the public. Trading by any person possessing Material Non-public Information must be delayed for a sufficient period after release by the Company of Material Non-public Information to permit dissemination and to allow the investing public to digest the information. Company colleagues, officers and/or directors who are in possession of Material Non-public Information must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. For example, if an announcement is made on a Thursday, then Monday generally would be the first day that trading would be allowed. Similarly, if the announcement is made on a Friday, then Tuesday generally would be the first day that trading would be allowed. F. Stock Ownership Guidelines Insiders may be subject to stock ownership guidelines which are based on their role within the organization. By requesting a Securities Transaction, it is understood that you have met such requirements, and such transactions will not result in being noncompliant with such guidelines. Notwithstanding, the Corporate Secretary, in partnership with Wiley’s People Organization, will confirm the status of the applicable stock ownership guidelines as part of the pre-clearance procedure. G. Prohibited Transactions In addition to the other restrictions set forth above, Insiders are prohibited from engaging in any of the transactions specified below\ because of the potential conflict of interest, or the perceptions created and the resulting possible impact on the market.

John Wiley & Sons, Inc. Insider Trading Policy Effective 3.22.2024 5 i. Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade. ii. Engaging in Derivative Transactions. No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on Non-public Information. iii. Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars, or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on Non-public Information. iv. Trading on Margin or Pledging. No Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the Insider is aware of Material Non-public Information or otherwise is not permitted to trade in Company securities. v. Trading in Securities of Other Companies. No Insider may, while in possession of Material Non-public Information about any other public company gained in the course of employment with the Company, (a) buy, sell, donate or otherwise transact in the securities of the other public company, (b) “tip” or disclose such Material Non-public Information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company. H. Rule 10b5-l Plans Nothing contained in this Policy shall prevent any director, officer, or colleague from engaging in Securities Transactions pursuant to a written 10b5-l Plan for trading securities, where such plan: (1) has been approved by the General Counsel or Corporate Secretary prior to establishment by the director, officer, or colleague; (2) is created in good faith, before such director, officer, or colleague becomes aware of any Material Non-public Information; (3) specifies (or provides an algorithm or formula for determining) the amount and price of securities to be purchased or sold, and the dates(s) of such purchase or sale; (4) does not permit such director, officer, or colleague to exercise any subsequent influence over how, when, or whether to effect purchases or sales of securities; (5) trading under the plan will not begin until the later of (i) 90 days after the adoption of the plan or (ii) at the close of business two (2) business days after the disclosure of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified; (6) the plan includes a representation certifying that at the time of adoption the director, officer or colleague is (i) not aware of Material Non-public Information about the Company’s securities; and (ii) the adoption is not a part of a plan or scheme to evade the prohibitions of Rule 10b-5; and (7) the plan provides that the broker is instructed to send same-day duplicate confirmations of all such purchase and/or sale transactions to the Corporate Secretary; provided, however, that no person acting on behalf of such director, officer, or colleague pursuant to such 10b5-l Plan may be aware of Material Non-public Information when deciding how, when, or whether to effect purchases or sales of securities.

John Wiley & Sons, Inc. Insider Trading Policy Effective 3.22.2024 6 A 10b5-l Plan may be adopted and implemented only during those periods when the director, officer or colleague does not possess any Material Non-public Information about the Company and is otherwise eligible to engage in Securities Transactions. Revocation of a 10b5-1 Plan should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a 10b5-1 Plan will be subject to the prior review and approval by the General Counsel or Corporate Secretary. A person acting in good faith may amend a prior 10b5-1 Plan so long as (i) they first notify and seek approval of the General Counsel or Corporate Secretary, (ii) such amendments are made during a Trading Window; and (iii) the 10b5-1 Plan participant does not possess Material Non-public Information. .. Subsequent authorization or pre-clearance will not be required for actual purchases and sales of securities under a10b5-l Plan, provided, (1) the timing of such purchase or sale is outside the control of the director, officer or colleague; and (2) such director, officer or colleague has no actual knowledge of the terms of the transaction prior to the execution. Multiple overlapping 10b5-1 Plans will not be permitted. Persons may not have another outstanding (and may not enter into any additional) 10b5-1 Plan for the purchases or sales of any class of securities of the Company on the open market during the same period. The SEC has also placed a restriction on single-trade 10b5-1 Plans. Persons will be able to rely on the Rule 10b5-1(c) affirmative defense for only one single-trade plan during any 12-month period. I. Limitations on Sales of Securities Because of the limited average trading volume for the Company's common stock, and concerns of market price fluctuations occasioned by the sale of stock by directors, officers, colleagues, the Company reserves the right to limit the number of shares that can be sold each day by any director, officer or colleague, pursuant to a 10b5- l Plan or otherwise. The General Counsel or Corporate Secretary has the right to require any director, officer, or colleague to amend an existing 10b5-l Plan, in compliance with Rule 10b5-l, to effectuate such trading limitations, when necessary. No director, officer or colleague will have any cause of action against the Company, its affiliates, directors or officers as a result of any losses sustained as a result of restrictions imposed on the number of shares such person is permitted to sell on any trading day. IV. Violations of Insider Trading Laws Penalties for trading on or communicating Material Non-public Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory. A. Legal Penalties. A person who violates Insider Trading laws by engaging in Securities Transactions when they have Material Non-public Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who engages in Tipping may also be liable for transactions by the tippees to whom they have disclosed Material Non-Public Information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable

John Wiley & Sons, Inc. Insider Trading Policy Effective 3.22.2024 7 for up to the greater of $1 million or three times the amount of the profits gained, or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons. B. Company-Imposed Penalties. Colleagues who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. V. Post-Termination Transactions The prohibitions set forth in this Policy continue to apply to transactions in the Company’s securities even after the Insider’s employment or other service relationship with the Company has terminated until the later of (1) the re-opening of the quarterly Trading Window if such termination occurs outside of a Trading Window or (2) for so long as the Insider is aware of Material, Non-Public Information. VI. Review of Policy This Policy will be reviewed biennially by the Company’s Audit Committee, or more frequently, if material changes to the Policy are proposed. VII. Policy Owner The Corporate Secretary’s Office is responsible for managing the Initial Policy draft and approval, regular review and revision of the Policy and oversees compliance with the Policy. VIII. Hardship Waivers The requirements specified in this Policy may be waived at the discretion of the General Counsel if compliance would create severe hardship or prevent an Insider from complying with a court order, as in the case of a divorce settlement. Any exception approved by the General Counsel shall be reported immediately to the Audit Committee of the Board. IX. Contacts and Responsibility If you have any questions about this Policy or its application to any proposed transaction in Company Securities or the proposed adoption or change in a Rule 10b5-1 Plan, you may contact the Corporate Secretary at corpsec@wiley.com. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions, whether by you or your Family Member, rests with you. You should use your best judgment and consult your personal legal and financial advisors as needed.